Exhibit 4.2

CYTYC CORPORATION

2.25% SENIOR CONVERTIBLE NOTES DUE 2024

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 22, 2007

U.S. Bank Trust National Association,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 22, 2007, by and among Hologic, Inc., a Delaware corporation (“Hologic”), Cytyc Corporation (the “Successor”), a Delaware corporation and wholly owned subsidiary of Hologic formerly known as Nor’easter Corp., as successor to Cytyc Corporation, a Delaware corporation (the “Predecessor”), and U.S. Bank Trust National Association, as trustee (the “Trustee”).

WHEREAS, the Predecessor and the Trustee executed an indenture, dated as of March 22, 2004 (the “Indenture”), under which the Predecessor issued $250,000,000 aggregate principal amount of 2.25% Senior Convertible Notes due 2024 (the “Notes”); and

WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of May 20, 2007 (the “Merger Agreement”), among Hologic, the Predecessor and the Successor, the Predecessor was merged with and into the Successor, with the Successor continuing as the surviving corporation under the name “Cytyc Corporation” (the “Merger”); and

WHEREAS, Section 12.01 of the Indenture permits the Company to merge with or into another Person, provided that, among other things, (i) the surviving Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (ii) such Person expressly assumes by supplemental indenture the due and punctual payment of the principal of and Interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company and (iii) immediately after giving effect to such merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

WHEREAS, at the effective time of the Merger, each issued and outstanding share of common stock of the Predecessor was converted into: (i) 0.52 shares of common stock, par value $0.01 per share, of Hologic (“Hologic Common Stock”) and (ii) $16.50 in cash without interest (together with the Hologic Common Stock, the “Merger Consideration”); and

WHEREAS, the Successor, Hologic and the Trustee desire to execute and deliver this Supplemental Indenture as required by Sections 3.05(e), 12.01 and 15.06 of the Indenture to provide, among other things, for the delivery of the Merger Consideration upon conversion of the Notes; and

WHEREAS, Hologic desires to irrevocably and unconditionally guarantee the full and punctual payment of the principal of and interest on the Notes when due, whether at maturity, upon redemption or acceleration or otherwise, and all other monetary obligations assumed by the Successor pursuant hereto under the Indenture and the Notes (such guarantee, the “Hologic Guarantee”); and

WHEREAS, (a) Section 11.01(a) of the Indenture permits the Successor, with the consent of the Trustee, to enter into a supplemental indenture, without the consent of any Noteholder, to make provision with respect to the conversion rights of the holders of Notes pursuant to the requirements of Section 15.06 of the Indenture and the repurchase obligations of the Company pursuant to the requirements of Section 3.05(e) of the Indenture; (b) Section 11.01(c) of the Indenture permits the Successor, with the consent of the Trustee, to enter into a supplemental indenture, without the consent of any Noteholder, to evidence the succession of the Successor to the Company and the assumption by the Successor of the covenants, agreements and obligations of the Company pursuant to Article 12 of the Indenture; and (c) Section 11.01(g) of the Indenture permits the Successor, with the consent of the Trustee, to enter into a supplemental indenture, without the consent of any Noteholder, to make provisions in regard to matters or questions arising under the Indenture that shall not materially adversely affect interests of the holders of the Notes; and

WHEREAS, each of the Successor and Hologic has been authorized by resolutions of its Board of Directors to enter into this Supplemental Indenture, and has previously delivered to the Trustee certified copies of those resolutions; and

WHEREAS, Hologic and the Successor have requested that the Trustee execute and deliver this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and to make the Hologic Guarantee provided for herein the valid obligation of the Hologic have been done, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hologic, the Successor and the Trustee, for the benefit of each other and for the equal and ratable benefit of the Noteholders, agree as follows:

1. For purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture; and (ii) the words, “herein,” “hereof,” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. The Successor hereby assumes all of the obligations of the Company under the Notes and the Indenture (including, without limitation, the due and punctual payment of the principal of and Interest on all of the Notes according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company). Except as expressly set forth below, the Successor shall succeed to and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if the Successor had been named as the “Company” in the Indenture.

3. Pursuant to the provisions of Sections 15.01(b)(ii) and 15.06 of the Indenture, from and after the effective time of the Merger, the Notes shall no longer be convertible into shares of Common Stock of the Company but instead shall be convertible into the Merger Consideration as follows: a holder of any Note may, at any time prior to the close of business on March 15, 2024, and subject to the conversion provisions of the Indenture, convert each $1,000 principal amount of Notes into (x) 17.526132 shares of Hologic Common Stock and (y) cash in the amount of $556.11765 (such shares of Hologic Common Stock and amount of cash issuable per $1,000 of principal amount of a Note being referred to herein as the “Conversion Rate” and replacing the definition of Conversion Rate contained in Section 15.04 of the Indenture), subject to earlier termination of such right if the Note is redeemed or called for redemption under Article II of the Indenture. Pursuant to the formula set forth in the foregoing sentence of this Section 3, each reference in the Indenture and the Notes that refers to the delivery of Common Stock upon conversion of the Notes shall be read to also require delivery of the cash due upon conversion pursuant to the formula in the foregoing sentence.

4. From and after the Effective Time of the Merger, all references to the “Company” in Article 15 shall be read to be a reference to Hologic.

5. For purposes of the defined terms “Board of Directors,” “Common Stock,” “Officer,” “Officer’s Certificate,” “Opinion of Counsel” and “Significant Subsidiary” appearing in Section 1.01 of the Indenture, all references to the “Company” contained therein shall be read to be a reference to Hologic.

6. For purposes of Sections 16.01 and 16.05 of the Indenture, all references to the “Company” contained therein shall be read to be a reference to the Company or Hologic.

7. Hologic irrevocably and unconditionally guarantees to each holder of Notes, and to the Trustee and its successors and assigns, the full and punctual payment of the principal of and interest on the Notes, when and as the same shall become due and payable, whether at maturity or upon redemption or acceleration or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes, including obligations to the Trustee, in each case according to the terms of the Indenture and the Notes. Hologic agrees that in the case of default by the Company in the payment of any such principal, interest or other obligations, Hologic shall duly and punctually pay the same. Hologic hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of the Notes, any modification of the Notes, any invalidity, irregularity or unenforceability of the Notes or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Company with respect thereto by any holder of Notes or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Hologic hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Company, any right to require a demand or proceeding first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Hologic Guarantee will not be discharged as to any Note except by payment in full of the principal of, interest and other amounts payable with respect to such Note pursuant to such Note or the Indenture.

For so long as any Notes are outstanding, Hologic will guarantee the delivery of the cash and shares of Common Stock issuable upon conversion of the Notes pursuant to the terms of the Indenture (as amended by this Supplemental Indenture) and the Notes.

This Hologic Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Note, in whole or in part, is rescinded or must otherwise be restored to the Company or Hologic upon the bankruptcy, liquidation or reorganization of the Company or otherwise.

Hologic shall be subrogated to all rights of the Noteholders against the Company in respect of any amounts paid by Hologic pursuant to the provisions of this Hologic Guarantee or the Indenture; provided, however, that Hologic hereby waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Noteholder against the Company with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Company in respect thereof or (ii) to receive any payment in the nature of contribution or for any other reason from any other obligor with respect to such payment, in each case, until the principal of and interest on the Notes shall have been paid in full.

Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of this Hologic Guarantee shall not exceed the maximum amount that can be hereby guaranteed without rendering this Hologic Guarantee voidable under applicable law relating to fraudulent conveyances or fraudulent transfers or similar laws affecting the rights of creditors generally.

8. Upon satisfaction and discharge of the Indenture in accordance with Article 13 thereof, Hologic will be released and relieved of any obligations under its Hologic Guarantee. So long as Hologic is not released from its obligations under the Hologic Guarantee as provided in this Section 8, Hologic will remain liable for the full amount of principal of and interest and premium on the Notes and for the other obligations of the Successor under the Indenture as provided in Section 7 above.

9. Section 16.03 of the Indenture is hereby amended to delete the address information for the Company and replace it with the following information:

If to the Company or Hologic:

Hologic, Inc.

35 Crosby Drive.

Bedford, Massachusetts, MA 01730

Attn: Chief Financial Officer

With a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attn: Philip J. Flink, Esq.

Fax: (617) 856-8201

10. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

11. In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Any covenants and agreements in this Supplemental Indenture by the Successor, Hologic and the Trustee shall bind their successors and assigns, whether so expressed or not.

13. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

14. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound thereby.

15. Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

16. The Successor has delivered to the Trustee prior to the execution of this Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 11.05 and 12.03 of the Indenture.

17 The Trustee accepts the modifications to the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Successor and Hologic, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed by their duly authorized representative as of the date hereof.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President, Finance and Administration

CYTYC CORPORATION

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President, Treasurer and Secretary

U.S. BANK TRUST NATIONAL ASSOCIATION

By:	/s/ Jean Clarke
Name:	Jean Clarke
Title:	Assistant Vice President